     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997

                                                      REGISTRATION NO. 333-7275
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                        POST-EFFECTIVE AMENDMENT NO. 1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                      GLENBROOK LIFE AND ANNUITY COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              ILLINOIS                                    6311
   (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL
   INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)

                                  35-1113325
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                               ----------------
                               3100 SANDERS ROAD
                          NORTHBROOK, ILLINOIS 60062
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                               ----------------
                          MICHAEL J. VELOTTA, ESQUIRE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                      GLENBROOK LIFE AND ANNUITY COMPANY
                               3100 SANDERS ROAD
                          NORTHBROOK, ILLINOIS 60062
                                 847/402-2400
               (NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE)

                               ----------------
              COPY TO:                                  COPY TO:
        STEPHEN E. ROTH, ESQ.                     JOHN R. HEDRICK, ESQ.
SUTHERLAND, ASBILL & BRENNAN, L.L.P.        ALLSTATE LIFE FINANCIAL SERVICES,
   1275 PENNSYLVANIA AVENUE, N.W.                         INC.
       WASHINGTON, D.C. 20004                     3100 SANDERS ROAD J5B
                                               NORTHBROOK, ILLINOIS 60062

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The Annuity Contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

                        CALCULATION OF REGISTRATION FEE

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
                                                    PROPOSED       PROPOSED
                                      AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF           TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED      REGISTERED      PER UNIT    OFFERING PRICE      FEE
--------------------------------------------------------------------------------------------
Deferred Annuity Contracts and
 Participating
 Interests therein...............       *              **             **             --
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

 * The Registrant previously registered $100,000,000 of securities. ** These Contracts are not issued in predetermined amounts or units.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

                       GLENBROOK LIFE AND ANNUITY COMPANY
                               3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                 (800) 776-6978

                  FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
                                      AND
                   SINGLE PAYMENT DEFERRED ANNUITY CONTRACTS
                                ----------------

  This prospectus describes the Flexible Payment Deferred Annuity Contract and the Single Payment Deferred Annuity Contract ("Contracts") offered by Glenbrook Life and Annuity Company ("Company"), a wholly owned subsidiary of Allstate Life Insurance Company. Allstate Life Financial Services, Inc. is the principal underwriter.

  The Contracts are issued as individual Contracts or as group Contracts. In states where the Contracts are available only as group Contracts, a certificate is issued that summarizes the provisions of the group Contract. For convenience, this prospectus refers to both Contracts and certificates as "Contracts."

  The Contracts have the flexibility to allow You to shape an annuity to fit your particular needs. The Flexible Payment Deferred Annuity Contract ("Flexible Payment Contract") permits You to add additional purchase payments to your Flexible Payment Contract. Additional purchase payments of any amount may be added to the Flexible Payment Contract until the Payout Start Date.

  The Single Payment Deferred Annuity Contract permits You to plan for retirement with one single purchase payment. The Contracts are designed to aid You in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Company will accept a minimum initial purchase payment of $5,000 for the Contracts ($2,000 for Qualified Contracts).

  Withdrawals under the Contracts may be subject to a Market Value Adjustment. Therefore, the Owner bears some investment risk under the Contracts.

  The Contracts may be distributed through broker-dealers which have relationships with banks or other financial institutions or by employees of such banks; however, the Contracts are not deposits, or obligations of, or guaranteed by such institutions or any federal regulatory agency. Investment in the Contracts involves investment risks, including possible loss of principal. These Contracts are not FDIC insured.

  THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Please read this prospectus carefully and retain it for future reference.

  The Contracts may not be available in all states.

  At least once each Contract Year prior to the Payout Start Date, our Company will send You an annual statement that contains certain information pertinent to your individual Contract. The annual statement details values and specific Contract data that apply to each particular Contract. The annual statement does not contain financial statements of the Company although the Company's financial statements are on page F-1 of this prospectus.

  Our Company files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information We file at the SEC's public reference room in Washington, D.C. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov.).

  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. PROSPECTUS
July 15, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
GLOSSARY..................................................................   3
THE CONTRACTS.............................................................   4
 The Purchase of Contracts................................................   4
 The Accumulation Phase...................................................   4
 Adjustments to Account Value (Withdrawal Charge, Market Value Adjustment
  and Taxes)..............................................................   6
 The Parties to the Contract..............................................   8
 The Death Benefit Provisions.............................................   8
 The Payout Phase.........................................................   9
AMENDMENT OF THE CONTRACTS................................................  10
DISTRIBUTION OF THE CONTRACTS.............................................  10
FEDERAL TAX MATTERS.......................................................  11
 Introduction.............................................................  11
 Taxation of the Company..................................................  11
 Taxation of Annuities in General.........................................  11
  Tax Deferral............................................................  11
  Delayed Maturity Date...................................................  11
  Taxation of Partial and Full Withdrawals................................  11
  Taxation of Annuity Payments............................................  11
  Taxation of Annuity Death Benefits......................................  12
  Penalty Tax on Premature Distributions..................................  12
  Aggregation of Annuity Contracts........................................  12
  IRS Required Distribution at Death Rules................................  12
 Qualified Plans..........................................................  12
 Types of Qualified Plans.................................................  12
  Individual Retirement Annuities.........................................  12
  Simplified Employee Pension Plans.......................................  13
  Savings Incentive Match Plans for Employees (SIMPLE Plans)..............  13
  Tax Sheltered Annuities.................................................  13
  Corporate and Self-Employed Pension and Profit Sharing Plans............  13
  State and Local Government and Tax-Exempt Organization Deferred
   Compensation Plans.....................................................  13

                                                                            PAGE
                                                                            ----
 Income Tax Withholding...................................................   13
THE COMPANY...............................................................   13
 Business.................................................................   13
 Reinsurance Agreements...................................................   14
 Investments by the Company...............................................   14
SELECTED FINANCIAL DATA...................................................   15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   15
 Results of Operations....................................................   15
 Financial Position.......................................................   16
 Liquidity and Capital Resources..........................................   17
 Pending Accounting Standard..............................................   17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS FOR THE QUARTER ENDED MARCH 31, 1997..........................   17
 Results of Operations....................................................   18
 Financial Position.......................................................   18
 Liquidity and Capital Resources..........................................   19
 Pending Accounting Standards.............................................   19
COMPETITION...............................................................   19
EMPLOYEES.................................................................   19
PROPERTIES................................................................   19
STATE AND FEDERAL REGULATION..............................................   19
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY...........................   20
EXECUTIVE COMPENSATION....................................................   22
LEGAL PROCEEDINGS.........................................................   22
EXPERTS...................................................................   22
LEGAL MATTERS.............................................................   22
FINANCIAL STATEMENTS......................................................  F-1
APPENDIX A................................................................  A-1

                                    GLOSSARY

ACCOUNT--An Account consists of funds that are allocated to a Guarantee Period. An Account is established when a purchase payment is made or when a previous Guarantee Period expires and a new Guarantee Period is selected.

ACCOUNT VALUE--The Account Value is equal to the funds allocated to an Account(s) plus interest credited less any withdrawals.

ANNUITANT(S)--The person or persons whose life determines the latest Payout Start Date and the amount and duration of any income payments for Income Plan options other than Guaranteed Payments for a Specified Period.

BENEFICIARY(IES)--The person(s) to whom any benefits are due when a Death Benefit is payable and there is no surviving Owner.

COMPANY("WE," "US")--Glenbrook Life and Annuity Company.

CONTRACT--The Glenbrook Life and Annuity Company Flexible Payment Deferred Annuity Contract ("Flexible Payment Contract"), or the Glenbrook Life and Annuity Company Single Payment Deferred Annuity Contract ("Single Payment Contract") known as "The Glenbrook Value Reserve" that is described in this prospectus. The Flexible Payment Contract and the Single Payment Contract are collectively referred to as the "Contracts."

CONTRACT ANNIVERSARY--An anniversary of the date that the Contract was issued.

CONTRACT VALUE--The sum of the Account Values.

CONTRACT YEAR--A period of 12 months starting with the issue date or any Contract Anniversary.

DEATH BENEFIT--The Death Benefit is equal to either the Contract Value or the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date We determine the Death Benefit.

FREE WITHDRAWAL AMOUNT--A portion of the Account Value which may be withdrawn each year without incurring a Withdrawal Charge or a Market Value Adjustment.

GUARANTEE PERIOD--A period of years for which a specified effective annual interest rate is guaranteed by the Company.

INCOME PLAN--One of several ways in which a series of payments are made after the Payout Start Date. Income payments are based on the Contract Value adjusted by any applicable Market Value Adjustment on the Payout Start Date.

ISSUE DATE--The date the Contract becomes effective.

MARKET VALUE ADJUSTMENT--The Market Value Adjustment is an increase or decrease in a withdrawal payment, an increase in a Death Benefit payment, or an increase or decrease in an amount applied to an Income Plan reflecting the impact of changes in interest rates between the time the Account was established and the time of distribution.

OWNER(S)("YOU")--The person or persons designated as the Owner(s) in the Contract.

PAYOUT START DATE--The date the Contract Value adjusted by any Market Value Adjustment is applied to an Income Plan.

TREASURY RATE--The U.S. Treasury Note Constant Maturity weekly yield as reported in Federal Reserve Bulletin Release H.15.

WITHDRAWAL CHARGE--The charge that is assessed by the Company on withdrawals in excess of the Free Withdrawal Amount.

                                 THE CONTRACTS

THE PURCHASE OF CONTRACTS

1. WHAT IS THE PURPOSE OF THE CONTRACTS?

  The Contracts described in this prospectus are designed to aid You in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Flexible Payment Contract permits You to add additional purchase payments to your Flexible Payment Contract. The Single Payment Contract permits You to plan for retirement with one single purchase payment. The Contracts have an accumulation phase and a payout phase. The accumulation phase is the first phase and begins on the Issue Date and continues until the Payout Start Date. During the accumulation phase, interest is credited to your purchase payment and both a cash withdrawal benefit and a Death Benefit are available. The payout phase begins on the Payout Start Date and provides income payments under an Income Plan You select. The payout phase continues until the Company makes the last payment as provided by the Income Plan.

2. HOW ARE THE CONTRACTS PURCHASED?

  The minimum initial purchase payment the Company will accept is $5,000 ($2,000 for qualified Contracts). Additional purchase payments of any amount may be added to the Flexible Payment Contract until the Payout Start Date. The Owner of a Flexible Payment Contract may make additional purchase payments by check or through automatic additions. The Company reserves the right to limit the number of additional purchase payments it will accept. The Owner must select the Guarantee Period(s) in which to allocate the purchase payment. The Owner may elect to allocate the purchase payments to one Guarantee Period or may split the purchase payments between many Guarantee Periods. The Company currently offers Guarantee Periods for 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 years for the Flexible Payment Contract and one Guarantee Period for the Single Payment Contract. Guarantee Periods will be offered at the Company's discretion and may range from one to fifteen years. The Company reserves the right to limit or increase the amount of the purchase payments it will accept.

3. DO THE CONTRACTS HAVE A FREE-LOOK PROVISION?

  Yes. The Owner may cancel the Contract within 20 days after receipt of the Contract, or longer if required by state law, and receive a full refund of the initial purchase payment.

4. ONCE A CONTRACT IS PURCHASED, HOW IS THE OWNER INFORMED AS TO THE STATUS OF THE CONTRACT?

  At least once a year, prior to the Payout Start Date, the Owner will be sent a statement containing information about the Account Value of the Contract. In addition, the Owner can call the Company's Customer Support Unit directly at 1-800-776-6978 at anytime.

THE ACCUMULATION PHASE

5. HOW IS INTEREST CREDITED TO THE CONTRACTS?

  Interest will be credited to the purchase payments from the Issue Date or date of receipt under the Flexible Payment Contract. No deductions are made from the purchase payment. Therefore, the full amount of the purchase payment is invested in an Account for accumulation of interest. Interest is credited daily to each Guarantee Period in the Contract and is based upon the interest rate of the Guarantee Period which has been chosen. For current interest rate information, please contact your sales representative or the Company's Customer Support Unit at 1-800-776-6978.

  The following example illustrates how an Account Value would grow given an assumed purchase payment, Guarantee Period, and effective annual interest rate. The effective annual interest rate is defined as the yield resulting when interest credited at the underlying daily rate has compounded for a full year.

EXAMPLE OF INTEREST CREDITING DURING THE GUARANTEE PERIOD:

Purchase Payment:................................................... $10,000.00
Guarantee Period:...................................................    5 years
Assumed Effective Annual Rate:......................................      4.50%

                             END OF CONTRACT YEAR:

                           YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
                         ---------- ---------- ---------- ---------- ----------
Beginning Account Value  $10,000.00
 X (1 + Effective Annual
  Rate)                       1.045
                         ----------
                         $10,450.00
Account Value at end of
 Contract                           $10,450.00
 year 1 X (1 + Effective
  Annual Rate)                           1.045
                                    ----------
                                    $10,920.25
Account Value at end of
 Contract                                      $10,920.25
 year 2 X (1 + Effective
  Annual Rate                                       1.045
                                               ----------
                                               $11,411.66
Account Value at end of
 Contract                                                 $11,411.66
 year 3 X (1 + Effective
  Annual Rate)                                                 1.045
                                                          ----------
                                                          $11,925.19
Account Value at end of
 Contract                                                            $11,925.19
 year 4 X (1 + Effective
  Annual Rate)                                                            1.045
                                                                     ----------
Account Value at end of
 Guarantee Period:                                                   $12,461.82
                                                                     ==========

TOTAL INTEREST CREDITED IN GUARANTEE PERIOD: $2,461.82 ($12,416.82 -
 $10,000.00)

NOTE: The above illustration assumes no withdrawals of any amount during the entire five-year period. A Market Value Adjustment and Withdrawal Charge would apply to any such interim withdrawal in excess of the Free Withdrawal Amount. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above.

  The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

  THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

6. WHAT HAPPENS TO THE ACCOUNT VALUE AT THE END OF A GUARANTEE PERIOD?

  Prior to the end of a Guarantee Period, a notice will be mailed to the Owner outlining the options available at the end of a Guarantee Period. Within 30 days after the end of a Guarantee Period the Owner may:

  . take no action and the Company will automatically apply the Account Value to a new Guarantee Period of the same duration as the expiring Guarantee Period to be established on the day the previous Guarantee Period expired; or

  . notify the Company to apply the Account Value to a new Guarantee
    Period(s) to be established on the day the previous Guarantee Period expired; or

  . receive a portion of the Account Value or the entire Account Value through a partial or full withdrawal that is not subject to a Market Value Adjustment (Withdrawal Charges may apply). In this case, the amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.

7. IS IT POSSIBLE TO PRESELECT A RENEWAL GUARANTEE PERIOD AT THE POINT OF PURCHASE?

  Yes. The Automatic Laddering Program allows the Owner to choose, in advance, one renewal Guarantee Period for the renewing Account. The Owner can select the Automatic Laddering Program at any time during the accumulation phase, including on the Issue Date. The Automatic Laddering Program will continue until the Owner gives written notice to the Company.

8. CAN A PARTIAL WITHDRAWAL OR A FULL WITHDRAWAL BE TAKEN AT ANY TIME?

  Yes. As long as the Contract is still in the accumulation phase and has not entered the payout phase, the Owner may withdraw money from the Contract or surrender the Contract at any time (a Withdrawal Charge, Market Value Adjustment and taxes may apply, including a 10% penalty tax for withdrawals prior to the Owner attaining age 59 1/2). Partial withdrawals may be taken automatically through systematic withdrawals. The Owner must specify the Account from which the withdrawal will be taken. If a partial withdrawal reduces the Contract Value to less than $2,000, the withdrawal will be treated as a request to withdraw the entire Contract Value. If You withdraw the entire Contract Value, the Contract will terminate. The Company may defer payment of any partial withdrawal or full withdrawal for a period not exceeding six months from the date of the receipt of the request.

ADJUSTMENTS TO ACCOUNT VALUE (WITHDRAWAL CHARGE, MARKET VALUE ADJUSTMENT AND TAXES)

9. IF A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL IS REQUESTED, HOW IS THE AMOUNT RECEIVED DETERMINED?

  The main component in determining the amount received by the Owner is the amount which was requested, however, there may be adjustments to the requested amount. A Withdrawal Charge may reduce the amount requested. A Market Value Adjustment may apply which may reduce or increase the amount requested. Premium taxes and federal income tax withholding may apply and would reduce the amount requested. In summary:

  The amount received by the Owner under a partial withdrawal or full withdrawal request equals the amount requested less a Withdrawal Charge (if applicable) plus or minus a Market Value Adjustment (if applicable) less premium taxes and withholding (if applicable).

  The questions which follow further clarify the components used in determining the amount received upon a partial withdrawal or full withdrawal.

10. UPON A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL, IS THE ENTIRE AMOUNT REQUESTED SUBJECT TO A WITHDRAWAL CHARGE AND A MARKET VALUE ADJUSTMENT?

  No. Only amounts in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge and a Market Value Adjustment. Each year the Free Withdrawal Amount for each Account is equal to 10% of the purchase payments. Any Free Withdrawal Amount which is not actually withdrawn in a year may not be carried over to increase the Free Withdrawal Amount in a following year. Also, the Free Withdrawal Amount that is not withdrawn from one Account may not be transferred to increase a Free Withdrawal Amount in another Account.

  In addition to the Free Withdrawal Amount, any funds withdrawn which are within the first 30 days of their renewal Guarantee Period will be completely free from any Market Value Adjustment.

11. WHAT IS THE WITHDRAWAL CHARGE UPON A PARTIAL WITHDRAWAL OR FULL
WITHDRAWAL?

  The amount withdrawn from the Account Value in excess of the Free Withdrawal Amount is subject to the following Withdrawal Charge:

PURCHASE PAYMENT YEAR                     1   2   3   4   5   6   7  8 AND LATER
---------------------                    --- --- --- --- --- --- --- -----------
Percentage..............................  7%  7%  6%  5%  4%  3%  2%      0%

  For each withdrawal, the year in the above table is measured starting from the date We receive the purchase payment.

  The Withdrawal Charge is determined by multiplying the percentage corresponding to the purchase payment year times the amount withdrawn in excess of the Free Withdrawal Amount.

  At the expiration of the 5 year and the 6 year Guarantee Periods, any funds withdrawn which are within the first 30 days of their renewal Guarantee Period will be completely free from Withdrawal Charges.

  For Flexible Payment Contracts only, the Company will waive any Withdrawal Charge and any Market Value Adjustment prior to the Payout Start Date if at least 30 days after the Issue Date any Owner (or Annuitant if the Owner is not a natural person) 1) is first confined to a long-term care facility or hospital for at least 90 consecutive days and the request for a withdrawal and adequate written proof of confinement are received by Us no later than 90 days after discharge. Confinement is prescribed by a physician and is medically necessary; or 2) is first diagnosed by a physician as having a terminal illness and a request for a withdrawal and adequate proof of diagnosis are received by Us.

12. WHAT IS THE MARKET VALUE ADJUSTMENT UPON A PARTIAL OR FULL WITHDRAWAL, AT DEATH, OR APPLIED TO AN INCOME PLAN?

  The Market Value Adjustment will be applied to all amounts withdrawn, some amounts paid at death, or all amounts applied to an Income Plan which are not exempt from adjustment as discussed in question 10.

  The Market Value Adjustment reflects the relationship between (1) the current Treasury Rate at the time of request for withdrawal, death, or Income Plan payment request for a maturity equal to the Account Guarantee Period, and (2) the original Treasury Rate at the time the Account was established for a maturity equal to the Account Guarantee Period. Since current Treasury Rates are the basis for the investment yields at the time, and current interest rates are based, in part, upon investment yields available when the Account was established, the effect of the Market Value Adjustment will be closely related to the levels of such yields. As such, the Owner bears some investment risk under the Contract.

  Generally, if the original Treasury Rate at the time the Account was established is higher than the applicable current Treasury Rate (interest rate for a period equal to the Account Guarantee Period), then the Market Value Adjustment will result in a higher amount payable to the Owner. Similarly, if the original Treasury Rate at the time the Account was established is lower than the current Treasury Rate, then the Market Value Adjustment will result in a lower amount payable to the Owner.

  For example, assume the Owner purchases a Contract and selects an initial Guarantee Period of five years and the Treasury Rate for that duration is 4.50%. Assume that at the end of three years, the Owner makes a partial withdrawal. If, at that later time, the current Treasury Rate for a five year Guarantee Period is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner. Similarly, if the current Treasury Rate for the five year Guarantee Period is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to the Owner.

  The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus which also contains additional illustrations of the application of the Market Value Adjustment.

13. THE IRS REQUIRES ANNUAL WITHDRAWALS TO BE TAKEN FROM QUALIFIED CONTRACTS UPON ATTAINMENT OF AGE 70. WILL THESE WITHDRAWALS INCUR WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENTS?

  No. Both the Withdrawal Charge and Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required minimum distribution rules for this Contract.

14. WHAT ARE THE TAX IMPLICATIONS ASSOCIATED WITH THE CONTRACTS?

  It varies based upon the Owner's circumstances. Generally, the two areas which may give rise to a taxable situation are personal federal and state income taxation and taxation of the Company.

  With respect to personal federal and state income tax, an annuity contract owner who is a natural person is not taxed on increases in the contract value until a distribution occurs. For federal income tax purposes, distributions include the receipt of proceeds from an assignment or pledge of any portion of the value of the contract, as well as withdrawals, income payments, or death benefits. In addition, personal federal and state income tax withholding may be deducted from partial withdrawal and full withdrawal payments. Amounts withheld for personal taxes do not necessarily represent the Owner's entire income tax liability.

  With respect to taxation of the Company, premium taxes and other applicable taxes imposed on the Company may be deducted from the Contract's purchase payment or Contract Value upon a full withdrawal or annuitization of the Contract. Current premium tax rates range from 0 to 3.5%, but are subject to change by state regulation.

  There are several exceptions to the above generalizations. More complete information can be found in the "Federal Tax Matters" section found on page 11 of this prospectus.

THE PARTIES TO THE CONTRACT

15. WHAT RIGHTS DOES AN OWNER HAVE UNDER THIS CONTRACT?

  This Contract offers the Owner several rights. The Owner may:

  . receive any withdrawals or periodic income payments from the Contract, unless the Owner has directed the Company to pay them to someone else;

  . name and change the Owner, Beneficiary, and Annuitant (only if the Owner is a natural person);

  . assign periodic income payments under the Contract prior to the Payout
    Start Date;

  . elect a Death Benefit option upon death of a co-Owner or Annuitant if the Owner is not a natural person; and

  . terminate the Contract.

  The above may be subject to the rights of any irrevocable Beneficiary.

16. WHAT PURPOSE DOES THE ANNUITANT SERVE?

  The Annuitant's life determines the income payments which will begin on the Payout Start Date. This Contract requires an Annuitant at all times during the accumulation phase and on the Payout Start Date. The Annuitant must be a natural person. A Death Benefit may be payable upon the death of the Annuitant only if the Owner is not a natural person. Joint Annuitants are only permitted on or after the Payout Start Date.

17. WHO IS THE BENEFICIARY TO THE CONTRACT?

  The Beneficiary varies based upon who the Owner is, and the designation of the parties to the Contract by the Owner. The Beneficiary will be determined from the most recent written request of the Owner. If the Owner does not name a Beneficiary or if the Beneficiaries named are no longer living, the Beneficiary will be:

  . a contingent beneficiary named by the Owner; otherwise

  . the Owner's spouse if living; otherwise

  . the Owner's children, equally, if living; otherwise

  . the Owner's estate.

18. WHAT PURPOSE DOES THE BENEFICIARY SERVE?

  The Beneficiary becomes the new Owner if the sole surviving Owner dies prior to the Payout Start Date. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.

THE DEATH BENEFIT PROVISIONS

19. UPON DEATH OF THE OWNER, WHO IS THE NEW OWNER OF THE CONTRACT?

  The new Owner is any surviving joint Owner(s) or if none, the Beneficiary(ies).

20. UPON DEATH OF THE OWNER, WHAT OPTIONS DOES THE NEW OWNER HAVE?

  If the Owner eligible to receive a distribution upon death is not a natural person, then the Owner may elect to receive the distribution upon death in one or more distributions. Otherwise, if the Owner is a natural person, the Owner may elect to receive a distribution upon death in one or more distributions or periodic payments through an Income Plan.

  A Death Benefit will be paid: 1) if the Owner elects to receive the Death Benefit in a single payment distributed within 180 days of the date of death; and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise the settlement value will be paid. The settlement value is the same amount that would be paid in the event of withdrawal of the Contract Value. The Company will calculate the settlement value at the end of the period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death.

  In any event, the entire distribution upon death must be distributed within five years after the date of death unless an Income Plan is selected or a surviving spouse continues the Contract in accordance with the following sections:

  Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

  . the life of the Owner; or

  . a period not to exceed the life expectancy of the Owner; or

  . the life of the Owner with payments guaranteed for a period not to exceed the life expectancy of the Owner.

  Prior to the Payout Start Date, the benefit is equal to the greatest of:

  (a) the Contract Value on the date the Company determines the Death
      Benefit; or

  (b) the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date the Company determines the Death Benefit; or

  If the new Owner is the spouse of the deceased Owner, the new Owner may elect to continue the Contract. See question 21, below.

  The Company will not settle any death claims until it receives due proof of death.

21. IF THE NEW OWNER IS THE SURVIVING SPOUSE OF THE DECEASED OWNER, WHAT HAPPENS TO THE CONTRACT UPON THE OWNER'S DEATH?

  In addition to the options available in question 20, the surviving spouse of the deceased Owner has the following options:

  . continue the Contract as if the death had not occurred; and

  . if the Contract is continued, one withdrawal of any amount within one year of the date of death is allowed without incurring a Withdrawal Charge. However, a Market Value Adjustment will apply.

22. IF THE OWNER IS NOT THE ANNUITANT AND THE ANNUITANT DIES PRIOR TO THE PAYOUT START DATE, WHAT HAPPENS TO THE CONTRACT?

  In most cases, the Contract will continue as if the death had not occurred and the new Annuitant will be the youngest Owner. However, when the Annuitant dies and the Owner is not a natural person, the Owner may elect to receive the distribution upon death in one or more distributions within five years of the Annuitant's death. A Death Benefit will be paid: 1) if the Owner elects to receive the Death Benefit in a single payment distributed within 180 days of the date of death; and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise, the settlement value will be paid.

THE PAYOUT PHASE

23. WHAT IS THE PAYOUT START DATE?

  The date on which the accumulation phase ceases and the payout phase begins. During the payout phase, the Owner receives income payments based upon an Income Plan selected by the Owner. The payout phase will continue until the Company makes the last payment as provided by the Income Plan chosen. The Owner may change the Payout Start Date by notifying the Company in writing of the change at least 30 days before the scheduled Payout Start Date. The Payout Start Date must be at least one month after the Issue Date and on or before:

  .the Annuitant's 90th birthday; or

  .the 10th anniversary of the Contract's Issue Date, whichever is later.

24. WHAT TYPES OF INCOME PLANS ARE AVAILABLE IN THE CONTRACT?

  Income payments are made under an Income Plan which may be chosen by the Owner. The types of Income Plans which are available are as follows:

   LIFE INCOME WITH GUARANTEED PAYMENTS--Payments will be made for the life of the Annuitant. If the Annuitant dies before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

   JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS--Payments will be made for the life of either the Annuitant or joint Annuitant. If both the Annuitant and joint Annuitant die before the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

   GUARANTEED PAYMENTS FOR A SPECIFIED PERIOD--Payments will be made for a specified period beginning on the Payout Start Date. Payments under this option do not depend on the continuation of the Annuitant's life.

  Any period for which payments are guaranteed may range from 60 to 360 months. If any Owner dies, guaranteed income payments will continue as scheduled. Up to 30 days before the Payout Start Date, the Owner may change the Income Plan or request any other form of Income Plan agreeable to both the Company and the Owner. If the Company does not receive a written choice from the Owner, the Income Plan will be life income with 120 monthly guaranteed payments. If an Income Plan is chosen which depends on the Annuitant's or joint Annuitant's life, proof that the Annuitant or joint Annuitant is still alive before each payment and proof of age and sex may be required before income payments begin. The Company reserves the right to offer other Income Plans.

25. HOW ARE THE INCOME PAYMENTS FROM AN INCOME PLAN DETERMINED?

  To determine the income payments, the Contract Value, adjusted by any Market Value Adjustment less any applicable premium taxes, will be applied to the greater of:

  . payment plan rates declared by the Company; or

  . guaranteed payment plan rates as described in the Contract.

  If the monthly income payments determined under the Income Plan are less than $20, the Company may pay the Contract Value, adjusted by any Market Value Adjustment less any applicable premium taxes, in a lump sum or change the payment frequency to an interval which results in income payments of at least $20.

  The Contracts are based on life annuity tables that provide for different benefit payments to men and women of the same age (except in states which require unisex annuity tables). Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex may be used. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan, consideration should be given in consultation with legal counsel, to the impact of Norris on any such plan before making any contributions under these Contracts.

  The dollar amount of income payments is generally affected by the duration of the Income Plan selected. For example, if an Income Plan Guaranteed for Life is chosen, the income payments may be greater or lesser than income payments under an Income Plan for a specified period depending on the life expectancy of the Annuitant. Also, the Company may require proof that the Annuitant or joint Annuitant is still alive before the Company makes each payment that depends on either Annuitant's continued life.

26. CAN PARTIAL WITHDRAWALS BE TAKEN FROM THE CONTRACT OR CAN THE CONTRACT BE SURRENDERED ONCE IT HAS ENTERED THE PAYOUT PHASE?

  No. After the Contract Value has been applied to an Income Plan on the Payout Start Date, the Income Plan can not be changed, the exchange of the Contract Value for an Income Plan can not be reversed, and no withdrawals can be made.

                           AMENDMENT OF THE CONTRACTS

  The Company reserves the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. The Company will notify the Owner of any such amendments.

                         DISTRIBUTION OF THE CONTRACTS

  Allstate Life Financial Services, Inc. ("ALFS"), 3100 Sanders Road, Northbrook, Illinois, a wholly owned subsidiary of Allstate Life Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by unaffiliated registered representatives of broker-dealers or bank employees who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency. In some states, Contracts may be sold by representatives or employees of banks that may be acting as broker-dealers without separate registration under the Securities Act of 1934, pursuant to legal and regulatory exceptions.

  Commissions paid may vary, but in aggregate are not anticipated to exceed 8% of any purchase payment. In addition, under certain circumstances, certain sellers of the Contracts may be paid persistency bonuses which will take into account, among other things, the length of time purchase payments have been held under a Contract, and Contract Values. A persistency bonus is not expected to exceed 1.20%, on an annual basis, of the Contract Values considered in connection with the bonus. These commissions are intended to cover distribution expenses.

  The Underwriting Agreement between the Company and ALFS provides that the Company will indemnify ALFS for certain damages that may be caused by actions, statements or omissions by the Company.

  The Company and ALFS reserve the right to offer the Contract at a special interest rate(s) for specific time periods to customers of certain broker-dealers. The Company and ALFS may also negotiate special commissions with such broker-dealers.

                              FEDERAL TAX MATTERS

INTRODUCTION

  THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

  Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If You are concerned about any tax consequences with regard to your individual circumstances, You should consult a competent tax adviser.

TAXATION OF THE COMPANY

  The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The following discussion assumes that the Company is taxed as a life insurance company under Part I of Subchapter L.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL

  In general, an annuity contract owned by a natural person is not taxed on increases in the contract value until a distribution occurs. Annuity contracts owned by nonnatural persons are generally not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are exceptions to the nonnatural owner rule and You should discuss these with your tax advisor.

DELAYED MATURITY DATE

  If the contract's scheduled maturity date is at a time when the annuitant has reached an advanced age, it is possible that the contract would not be treated as an annuity. In that event, the income and gains under the contract would be currently includible in the owner's income.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

  In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value, without regard to any surrender charges, exceeds the investment in the contract. The investment in the contract is the gross premium or other consideration paid for the contract reduced by any amounts previously received from the contract to the extent such amounts were properly excluded from the owner's gross income. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract bears to the contract value, can be excluded from income. No definitive guidance exists on the proper tax treatment of Market Value Adjustments, so you should contact a competent tax advisor with respect to the potential tax consequences of a Market Value Adjustment. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a withdrawal of such amount or portion.

TAXATION OF ANNUITY PAYMENTS

  Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract. Once the total amount of the investment in the contract is excluded using this ratio, the annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant before the total amount of the investment in the contract is recovered, the unrecovered amount will be allowed as a deduction to the annuitant for his last taxable year.

TAXATION OF ANNUITY DEATH BENEFITS

  Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows: (1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

  There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the owner attaining age 59 1/2. However, there should be no penalty tax on distributions to owners (1) made on or after the owner attains age 59 1/2; (2) made as a result of an owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; or (4) made under an immediate annuity. Similar rules apply for distributions from qualified contracts.

AGGREGATION OF ANNUITY CONTRACTS

  All non-qualified annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

IRS REQUIRED DISTRIBUTION AT DEATH RULES

  In order to be considered an annuity contract for federal income tax purposes, an annuity contract must provide: (1) if any owner dies on or after the annuity start date but before the entire interest in the contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death; (2) if any owner dies prior to the annuity start date, the entire interest in the contract will be distributed within five years after the date of the owner's death. These requirements are satisfied if any portion of the owner's interest which is payable to, or for the benefit of, a designated beneficiary is distributed over the life of such beneficiary (or over a period not extending beyond the life expectancy of the beneficiary) and the distributions begin within one year of the owner's death. If the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner. If the owner of the contract is a nonnatural person, then the annuitant will be treated as the owner for purposes of applying the distribution at death rules. Also, a change of annuitant on a contract owned by a nonnatural person will be treated as the death of the owner.

QUALIFIED PLANS

  This annuity contract may be used with several types of qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distribution rules, excess distributions and in other circumstances. Owners and participants under the plan and annuitants and beneficiaries under the contract may be subject to the terms and conditions of the plan regardless of the terms of the contract.

TYPES OF QUALIFIED PLANS

INDIVIDUAL RETIREMENT ANNUITIES

  Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity. Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.

SIMPLIFIED EMPLOYEE PENSION PLANS

  Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' individual retirement annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to their individual retirement annuities.

SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE PLANS)

  Sections 408(p) and 401(k) of the Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's IRA to hold the assets or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to use the contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

TAX SHELTERED ANNUITIES

  Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payments from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only after the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

  Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended, (commonly referred to as "H.R. 10" or "Keogh") permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.

STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATION DEFERRED COMPENSATION
PLANS

  Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, under the non-natural owner rules, such contracts are not treated as annuity contracts for federal income tax purposes. However, under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.

INCOME TAX WITHHOLDING

  The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of (1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

                                  THE COMPANY

BUSINESS

  The Company is a stock life insurance company which was organized under the laws of the State of Illinois in 1992. The Company was originally organized under the laws of the State of Indiana in 1965. From 1965 to 1983 the Company was known as "United Standard Life Assurance Company" and from 1983 to 1992 the Company was known as "William Penn Life Assurance Company of America." As of the date of this prospectus, the Company is licensed to operate in the District of Columbia and all states except New York. The Company intends to market the Contract in those jurisdictions in which it is licensed to operate. The Company's home office is located at 3100 Sanders Road, Northbrook, Illinois 60062.

  The Company is wholly owned by Allstate Life Insurance Company ("Allstate Life" or "ALIC"), which is wholly owned by Allstate Insurance Company, a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend.

REINSURANCE AGREEMENTS

  Effective December 31, 1993, the Company entered into an assumption reinsurance treaty with an affiliate, Glenbrook Life Insurance Company, to reinsure certain annuity contracts. Under the terms of the agreement, the Company assumed all of Glenbrook Life Insurance Company's liability under such contracts.

  The Company and Allstate Life entered into a reinsurance agreement effective June 5, 1992. All business issued after that date is reinsured with Allstate Life, while business issued before that date is reinsured with non-affiliated reinsurers. Under the reinsurance agreement, purchase payments under general account contracts are automatically transferred to and become invested with the assets of Allstate Life, which accepts 100% of the liability under such contracts. Accordingly, the results of operations with respect to applications received and contracts issued by the Company are not reflected in the Company's financial statements. The amounts reflected in the Company's financial statements related only to the investment of those assets of the Company that are not transferred to Allstate Life under the reinsurance agreement. The obligations of Allstate Life under the terms of the reinsurance agreement are to the Company; the Company remains the sole obligor under the Contracts to the Owners.

INVESTMENTS BY THE COMPANY

  The Company's general account assets, like the general account assets of other insurance companies, including Allstate Life, must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate and certain other investments. All of the Company's general account assets are available to meet the Company's obligations.

  The Company will primarily invest its general account assets in investment-grade fixed income securities including the following:

  Securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

  Debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies, and of corporations, which are deemed by the Company's management to have qualities appropriate for inclusion in this portfolio;

  Commercial mortgages, mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at time of purchase within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

  Commercial paper, cash, or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company's management to have investment quality comparable to securities having the ratings stated above.

  In addition, interest rate swaps, futures, options, rate caps, and other hedging instruments may be used solely for non-speculative hedging purposes. Anticipated use of these financial instruments shall be limited to protecting the value of portfolio sales or purchases, or to enhance yield through the creation of a synthetic security.

  In addition, the Company maintains certain unitized separate accounts which invest in shares of open-end investment companies registered under the Investment Company Act of 1940. These separate account assets, which relate to the Company's variable annuity and variable life contracts, do not support the Company's obligations under the Contracts.

                            SELECTED FINANCIAL DATA

  The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this prospectus beginning on page F-1.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                            SELECTED FINANCIAL DATA
                               ($ IN THOUSANDS)

YEAR-END FINANCIAL DATA            1996       1995      1994     1993   1992(1)
-----------------------         ---------- ---------- -------- -------- -------
For The Years Ended December
 31:
 Income Before Income Tax
  Expense...................... $    3,774 $    4,455 $  2,017 $    836 $   337
 Net Income....................      2,435      2,879    1,294      529     212
As of December 31:
  Total Assets.................  2,404,770  1,409,705  750,245  169,361  12,183

--------
(1) For the period from April 1, 1992 (date of acquisition) to December 31,
    1992.

  Effective December 31, 1993 the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, fixed income securities classified as available for sale are carried at fair value. The net effect of adoption of this SFAS increased shareholder's equity at December 31, 1993 by $693 thousand and did not have a material impact on net income.

QUARTERLY FINANCIAL DATA                                     1997       1996
------------------------                                  ---------- ----------
For The Quarters Ended March 31:
 Income Before Income Tax Expense........................ $    1,249 $      923
 Net Income..............................................        808        594
As of March 31:
  Total Assets...........................................  2,628,250  1,591,244

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion highlights significant factors influencing results of operations and financial position of Glenbrook Life and Annuity Company (the "Company"). It should be read in conjunction with the financial statements and related notes.

  The Company, which is wholly owned by Allstate Life Insurance Company ("ALIC"), markets life insurance contracts and annuity products through banks and broker-dealers.

  The Company and ALIC entered into a reinsurance agreement effective on June 5, 1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. The Company's results of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreement.

  Separate Account assets and liabilities are carried at fair value in the statements of financial position. The Separate Account investment portfolios were initially funded with a $10.0 million seed money contribution from the Company in 1995. Investment income and realized gains and losses of the Separate Accounts, other than the portion related to the Company's participation, accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations.

RESULTS OF OPERATIONS

                                                         1996    1995    1994
                                                        ------- ------- -------
                                                           ($ IN THOUSANDS)
Net investment income.................................. $ 3,774 $ 3,996 $ 2,017
                                                        ======= ======= =======
Realized capital gains, after tax...................... $   --  $   298 $   --
                                                        ======= ======= =======
Net income............................................. $ 2,435 $ 2,879 $ 1,294
                                                        ======= ======= =======
Fixed income securities, at amortized cost............. $46,925 $44,112 $51,527
                                                        ======= ======= =======

  Net income decreased by $444 thousand or 15.4% in 1996 to $2.4 million due to decreases in net investment income and realized capital gains. The $1.6 million increase in net income in 1995 reflects the increase in net investment income and realized capital gains.

  As a result of the reinsurance agreement, the Company's results of operations include only investment income earned on its investment portfolio. Net investment income in 1996 decreased 5.6% or $222 thousand to $3.8 million compared to $4.0 million in 1995. The decrease reflects the impact of the Company's $10.0 million original investment in the variable funds of the Separate Account, whose assets are invested predominantly in equity securities. The dividend yield on the variable funds is significantly below the level of interest earned on fixed income securities in which the $10.0 million was invested prior to the fourth quarter of 1995. This decrease in income was partially offset by additional investment income earned on the higher base of investments arising from positive cash flows from operating activities in 1996. Net investment income increased $2.0 million in 1995 due to an increased level of investments and a $40.0 million capital contribution received from ALIC in the third quarter of 1994.

  Realized capital gains after tax of $298 thousand in 1995 were the result of sales of investments to fund the Company's participation in the Separate Accounts.

FINANCIAL POSITION

                                                             1996       1995
                                                          ---------- ----------
                                                            ($ IN THOUSANDS)
Fixed income securities, at fair value................... $   49,389 $   48,815
                                                          ========== ==========
Short-term investments................................... $    1,287 $    2,102
                                                          ========== ==========
Separate Account assets.................................. $  272,420 $   15,578
                                                          ========== ==========
Contractholder funds..................................... $2,060,419 $1,340,925
                                                          ========== ==========
Reinsurance recoverable from ALIC........................ $2,060,419 $1,340,925
                                                          ========== ==========
Separate Account liabilities............................. $  260,290 $    5,048
                                                          ========== ==========

  The Company's fixed income securities portfolio consists of publicly traded corporate bonds, mortgage-backed securities and U.S. government bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 1996, net unrealized capital gains on the fixed income securities portfolio totaled $4.3 million compared to $5.2 million as of December 31, 1995. The decrease in the unrealized gain position is primarily attributable to rising interest rates, partially offset by an increase in unrealized gains on the Company's participation in the Separate Account.

  All of the Company's fixed income securities portfolio is rated investment grade, with a National Association of Insurance Commissioners ("NAIC") rating of 1 or a Moody's rating of Aaa, Aa or A.

  At December 31, 1996 and 1995, $16.4 million and $19.2 million, respectively, of the fixed income portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1996, all of the MBS were investment grade and have underlying collateral that is guaranteed by U.S. government entities.

  MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. The Company attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide a more certain cash flow to the Company. At December 31, 1996, the amortized cost of the MBS portfolio was below par value by $402 thousand.

  The Company closely monitors its fixed income portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

  The Company's short-term investment portfolio was $1.3 million and $2.1 million at December 31, 1996 and 1995, respectively. The Company invests all available cash balances in taxable and tax-exempt short-term securities having a final maturity date or redemption date of one year or less.

  During 1996, contractholder funds and amounts recoverable from ALIC under the reinsurance agreement increased by $719.5 million. The increases resulted from sales of the Company's flexible premium deferred annuities, interest credited to contractholders, and sales of single premium life insurance policies, partially offset by surrenders, withdrawals and death benefits. Reinsurance recoverable from ALIC relates to contract benefit obligations ceded to ALIC.

  Separate Account assets increased by $256.8 million and Separate Account liabilities increased by $255.2 million as compared with December 31, 1995. The increases were attributable to increased sales of flexible premium deferred variable annuity contracts and the favorable investment performance of the Separate Account investment portfolios, partially offset by variable annuity contract charges, surrenders and withdrawals.

LIQUIDITY AND CAPITAL RESOURCES

  ALIC authorized a $20.0 million capital contribution to the Company in 1996, which the Company received in January 1997.

  Under the terms of intercompany reinsurance agreements, assets of the Company that relate to insurance in force, excluding Separate Account assets, are transferred to ALIC, which maintains the investment portfolios supporting the Company's products.

  The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance risk, business risk, asset risk and interest rate risk. At December 31, 1996, RBC for the Company was significantly above a level that would require regulatory action.

PENDING ACCOUNTING STANDARD

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities." This standard distinguishes between transfers of financial assets as sales versus financing transactions based upon relinquishment of control and addresses the accounting for securitizations, securities lending, repurchase agreements and insubstance defeasance transactions. The requirements of this statement that were effective on January 1, 1997 were adopted and are not expected to have a material impact on the results of operations or financial position of the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     FOR THE QUARTER ENDED MARCH 31, 1997

  The following discussion highlights significant factors influencing results of operations and financial position of Glenbrook Life and Annuity Company (the "Company"). It should be read in conjunction with the financial statements and related notes thereto found under Items 7 and 8 of Part II of the Glenbrook Life and Annuity Company Annual Report on Form 10-K for the year ended December 31, 1996.

  The Company is wholly owned by Allstate Life Insurance Company ("ALIC"). The Company markets life insurance contracts and annuity products through banks and broker-dealers.

  The Company and ALIC entered into a reinsurance agreement effective on June 5, 1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. The Company's results of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreement.

  Separate Account assets and liabilities are carried at fair value in the statements of financial position. The Separate Account investment portfolios were initially funded with a $10.0 million seed money contribution from the Company in 1995. Investment income and realized gains and losses of the Separate Accounts, other than the portion related to the Company's participation, accrue directly to the contractholders (net of fees) and, therefore, are not included in the Company's statements of operations. The Company plans to liquidate the investment in the Separate Account during the second and third quarters of 1997.

RESULTS OF OPERATIONS

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
                                                                     ($ IN
                                                                  THOUSANDS)
Net investment income.......................................... $ 1,242 $   923
                                                                ======= =======
Realized capital gains, after tax.............................. $     4 $   --
                                                                ======= =======
Net income..................................................... $   808 $   594
                                                                ======= =======
Total investments.............................................. $70,484 $50,676
                                                                ======= =======

  Net income increased $214 thousand or 36.0% for the first quarter of 1997 when compared to first quarter of 1996 primarily due to the increase in net investment income.

  Net investment income for the first quarter of 1997 increased 34.6% or $319 thousand to $1.2 million compared to $923 thousand for the first quarter of 1996. Increased investment income was the result of the higher base of investments primarily arising from a $20 million capital contribution received from ALIC in January, 1997.

FINANCIAL POSITION

                                                         MARCH 31,  DECEMBER 31,
                                                            1997        1996
                                                         ---------- ------------
                                                            ($ IN THOUSANDS)
Total investments....................................... $   70,484  $   50,676
                                                         ==========  ==========
Separate Account assets................................. $  343,099  $  272,420
                                                         ==========  ==========
Contractholder funds.................................... $2,212,158  $2,060,419
                                                         ==========  ==========
Reinsurance recoverable from ALIC....................... $2,212,158  $2,060,419
                                                         ==========  ==========
Separate Account liabilities............................ $  330,925  $  260,290
                                                         ==========  ==========

  The Company's fixed income securities portfolio consists of publicly traded corporate bonds, mortgage-backed securities and U.S. government bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. Total investments increased to $70.5 million at March 31, 1997 from $50.7 million at December 31, 1996. The increase in investments was primarily due to a $20.0 million capital infusion from ALIC in January which was partially offset by a decrease of $2.2 milion in the unrealized gains on fixed income securities. The decrease in the unrealized gain position is primarily attributable to rising interest rates on fixed income securities.

  All of the Company's fixed income securities portfolio is rated investment grade, with a National Association of Insurance Commissioners rating of 1 or 2 and a Moody's rating of Aaa, Aa, or A.

  During the first quarter of 1997, contractholder funds and amounts recoverable from ALIC under the reinsurance agreement increased by $151.7 million. The increases primarily resulted from sales of the Company's flexible premium deferred annuities, interest credited to contractholders, and sales of single premium life insurance policies, partially offset by surrenders, withdrawals and death benefits. Reinsurance recoverable from ALIC relates to contract benefit obligations ceded to ALIC.

  Separate Account assets increased by $70.7 million and Separate Account liabilities increased by $70.6 million as compared to December 31, 1996. The increases were attributable to increased sales of flexible premium deferred variable annuity contracts and the favorable investment performance of the Separate Account investment portfolios, partially offset by variable annuity contract charges, surrenders and withdrawals.

LIQUIDITY AND CAPITAL RESOURCES

  In January 1997, a $20.0 million capital contribution from ALIC was received, which was accrued at December 31, 1996.

  Under the terms of intercompany reinsurance agreements, assets of the Company that relate to insurance in force, excluding Separate Account assets, are transferred to ALIC, which maintains the investment portfolios supporting the Company's products. The Company continues to have primary liability as a direct reinsurer for risks reinsured.

PENDING ACCOUNTING STANDARDS

  In January 1997, the Securities and Exchange Commission issued Financial Reporting Release No. 48 ("FRR 48") "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments, and Derivative Commodity Instruments."

  Among other things, FRR 48 requires annual disclosure of quantitative and qualitative information about the market risk inherent in the Company's market risk sensitive instruments, including but not limited to, the Company's fixed income securities. The quantitative and qualitative disclosures are effective for the Company's year-end 1998 reporting, but recent Congressional events may ultimately impact the nature and effective date of FRR 48.

                                  COMPETITION

  The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 1,700 stock, mutual and other types of insurers in business in the United States. A.M. Best Company assigns A+ (Superior) to Allstate Life which automatically reinsures all net business of the Company. A.M. Best Company also assigns the Company the rating of A+(r) because the Company automatically reinsures all business with Allstate Life. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to Glenbrook Life's claims-paying ability and Moody's assigns an Aa3 (Excellent) financial stability rating to Glenbrook Life. The Company shares the same ratings of its parent, Allstate Life Insurance Company.

                                   EMPLOYEES

  As of December 31, 1996, Glenbrook Life and Annuity Company has approximately 123 employees at its home office in Northbrook, Illinois.

                                   PROPERTIES

  The Company occupies office space provided by Allstate Insurance Company, in Northbrook, Illinois. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.

                          STATE AND FEDERAL REGULATION

  The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States.

  The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

  Under insurance guaranty fund law, in most states, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred as a result of company insolvencies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

  In addition, several states, including Illinois, regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

  Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

  The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations).

LOUIS G. LOWER, II, 51, Chief Executive Officer and Chairman of the Board
(1995)*

  Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Director (1990-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director and Chairman of the Board (1995-Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Director (1986-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Northbrook Life Insurance Company; and Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company.

PETER H. HECKMAN, 51, President, Chief Operating Officer and Director (1996)*

  Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-Present), President and Chief Operating Officer (1996-Present), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; Director (1988-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1989-1996), Northbrook Life Insurance Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.

MICHAEL J. VELOTTA, 50, Vice President, Secretary, General Counsel, and Director (1992)*

  Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life Insurance Company; Director and Secretary (1995-Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Northbrook Life Insurance Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.

JOHN R. HUNTER, 41, Director (1996)*

  Also Assistant Vice President (1990-Present) Allstate Life Insurance Company; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1996-Present) Glenbrook Life Insurance Company; and Director (1994-Present) and Assistant Vice President (1990-Present) Northbrook Life Insurance Company.

G. CRAIG WHITEHEAD, 50, Senior Vice President and Director (1995)*

  Also Assistant Vice President (1991-Present) Allstate Life Insurance Company; Director (1994-Present) Assistant Vice President (1991-Present) Glenbrook Life Insurance Company; Assistant Vice President (1992-Present) Secretary (1995) Glenbrook Life and Annuity Company; Director (1995-Present) Laughlin Group Holdings, Inc.

MARLA G. FRIEDMAN, 43, Vice President (1996)*

  Also Director (1991-Present) and Vice President (1988-Present) Allstate Life Insurance Company; Director (1993-1996) Allstate Life Financial Services, Inc.; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1991-1996), President and Chief Operating Officer (1995-1996) and Vice President (1990-1995) and (1996-Present) Glenbrook Life Insurance Company; Director and Vice Chairman of the Board (1995-1996) Laughlin Group Holdings, Inc.; and Director (1989-1996), President and Chief Operating Officer (1995-1996) and Vice President (1996-Present) Northbrook Life Insurance Company.

KEVIN R. SLAWIN, 39, VICE PRESIDENT (1996)*

  Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Northbrook Life Insurance Company; Director (1996-Present) Surety Life Insurance Company; and Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co.; and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.

CASEY J. SYLLA, 53, Chief Investment Officer (1995)*

  Also Director (1995-Present ) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director (1995-Present) Chief Investment Officer (1995-Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-Present) Glenbrook Life Insurance Company; and Director and Chief Investment Officer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Senior Vice President and Executive Officer-- Investments (1992-1995) of Northwestern Mutual Life Insurance Company.

JAMES P. ZILS, 46, Treasurer (1995)*

  Also Vice President and Treasurer (1995-Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer (1995-Present) Glenbrook Life Insurance Company; Treasurer (1995-Present) Laughlin Group Holdings, Inc.; and Treasurer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Vice President of Allstate Life Insurance Company. Prior to 1993 he held various management positions.
--------
  *Date elected/appointed to current office.

                             EXECUTIVE COMPENSATION

  Executive officers of the Company also serve as officers of Allstate Life and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. However, no officer's compensation allocated to the Company exceeded $100,000 in 1996. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1996 totaled $3,965.52. Directors of the Company receive no compensation in addition to their compensation as employees of the Company.

  Shares of the Company and Allstate Life are not directly owned by any director or officer of the Company. The percentage of shares of The Allstate Corporation beneficially owned by any director, and by all directors and officers of the Company as a group, does not exceed one percent of the class outstanding.

                           SUMMARY COMPENSATION TABLE

                       (ALLSTATE LIFE INSURANCE COMPANY)

                                                                      LONG TERM COMPENSATION
                                                                 --------------------------------
                                       ANNUAL COMPENSATION         AWARDS     PAYOUTS
                                  ------------------------------ ---------- ------------
       (A)                   (B)    (C)      (D)        (E)         (F)         (G)        (H)        (I)
                                                                             SECURITIES
                                                                 RESTRICTED  UNDERLYING
                                   SALARY   BONUS   OTHER ANNUAL   STOCK    OPTIONS/SARS   LTIP    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   ($)      ($)    COMPENSATION  AWARD(S)      (#)      PAYOUTS  COMPENSATION
---------------------------  ---- -------- -------- ------------ ---------- ------------ -------- ------------
Louis G. Lower,
 II............              1996 $436,800 $246,781   $10,246            0    $ 18,258          0  $5,250(1)
 Chief                       1995 $416,000 $266,175   $17,044     $199,890    $131,997   $411,122  $5,250(1)
  Executive
  Officer and
 Chairman                    1994 $389,050 $ 43,973   $26,990     $170,660         N/A          0  $1,890(1)

--------
(1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Savings and Profit Sharing Fund of Allstate Employees and prior to 1996, to The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

                               LEGAL PROCEEDINGS

  The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

                                    EXPERTS

  The financial statements and financial statement schedule of the Company included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, Illinois, 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  Sutherland, Asbill & Brennan, L.L.P. of Washington, D.C. has provided advice on certain matters relating to the federal securities laws. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
GLENBROOK LIFE AND ANNUITY COMPANY:

  We have audited the accompanying Statements of Financial Position of Glenbrook Life and Annuity Company (the "Company") as of December 31, 1996 and 1995, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1996. Our audits also included Schedule IV--Reinsurance. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Glenbrook Life and Annuity Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV--Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 21, 1997

                       GLENBROOK LIFE AND ANNUITY COMPANY

                        STATEMENTS OF FINANCIAL POSITION

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
($ IN THOUSANDS)                                          ---------- ----------
ASSETS
Investments
  Fixed income securities, at fair value (amortized cost
   $46,925 and $44,112).................................. $   49,389 $   48,815
  Short term.............................................      1,287      2,102
                                                          ---------- ----------
    Total investments....................................     50,676     50,917
Reinsurance recoverable from Allstate Life Insurance
 Company.................................................  2,060,419  1,340,925
Cash.....................................................        --         264
Net receivable from affiliates...........................     19,206        --
Other assets.............................................      2,049      2,021
Separate Accounts........................................    272,420     15,578
                                                          ---------- ----------
    Total assets......................................... $2,404,770 $1,409,705
                                                          ========== ==========

LIABILITIES
Contractholder funds..................................... $2,060,419 $1,340,925
Income taxes payable.....................................        653      1,637
Deferred income taxes....................................      1,528      1,828
Net payable to affiliates................................        --         255
Separate Accounts........................................    260,290      5,048
                                                          ---------- ----------
    Total liabilities....................................  2,322,890  1,349,693
                                                          ---------- ----------

SHAREHOLDER'S EQUITY
Common stock, $500 par value, 4,200 shares authorized,
 issued, and outstanding.................................      2,100      2,100
Additional capital paid-in...............................     69,641     49,641
Unrealized net capital gains.............................      2,790      3,357
Retained income..........................................      7,349      4,914
                                                          ---------- ----------
    Total shareholder's equity...........................     81,880     60,012
                                                          ---------- ----------
    Total liabilities and shareholder's equity........... $2,404,770 $1,409,705
                                                          ========== ==========

                       See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                            STATEMENTS OF OPERATIONS

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
($ IN THOUSANDS)                                        ------- ------- -------
REVENUES
Net investment income.................................. $ 3,774 $ 3,996 $ 2,017
Realized capital gains and losses......................     --      459     --
                                                        ------- ------- -------
INCOME BEFORE INCOME TAX EXPENSE.......................   3,774   4,455   2,017
INCOME TAX EXPENSE.....................................   1,339   1,576     723
                                                        ------- ------- -------
NET INCOME............................................. $ 2,435 $ 2,879 $ 1,294
                                                        ======= ======= =======



                       See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1996     1995     1994
($ IN THOUSANDS)                                      -------  -------  -------
COMMON STOCK......................................... $ 2,100  $ 2,100  $ 2,100
                                                      -------  -------  -------
ADDITIONAL CAPITAL PAID-IN
Balance, beginning of year...........................  49,641   49,641    9,641
Capital contributions................................  20,000      --    40,000
                                                      -------  -------  -------
Balance, end of year.................................  69,641   49,641   49,641
                                                      -------  -------  -------
UNREALIZED NET CAPITAL GAINS
Balance, beginning of year...........................   3,357   (1,118)     693
Net (decrease) increase..............................    (567)   4,475   (1,811)
                                                      -------  -------  -------
Balance, end of year.................................   2,790    3,357   (1,118)
                                                      -------  -------  -------
RETAINED INCOME
Balance, beginning of year...........................   4,914    2,035      741
Net income...........................................   2,435    2,879    1,294
                                                      -------  -------  -------
Balance, end of year.................................   7,349    4,914    2,035
                                                      -------  -------  -------
  Total shareholder's equity......................... $81,880  $60,012  $52,658
                                                      =======  =======  =======


                       See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                            STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1996     1995     1994
($ IN THOUSANDS)                                    -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................... $ 2,435  $ 2,879  $ 1,294
Adjustments to reconcile net income to net cash
 provided by operating activities
  Change in deferred income taxes..................       4      (39)      71
  Realized capital gains and losses................     --      (459)     --
  Changes in other operating assets and
   liabilities.....................................    (510)   1,217     (251)
                                                    -------  -------  -------
    Net cash provided by operating activities......   1,929    3,598    1,114
                                                    -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Fixed income securities
  Proceeds from sales..............................     --     7,836      --
  Investment collections...........................   2,891    1,568      649
  Investment purchases.............................  (5,667)  (1,491) (42,729)
Participation in Separate Accounts.................    (232) (10,069)     --
Change in short-term investments, net..............     815   (1,178)     667
                                                    -------  -------  -------
    Net cash used in investing activities..........  (2,193)  (3,334) (41,413)
                                                    -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution...............................     --       --    40,000
                                                    -------  -------  -------
    Net cash provided by financing activities......     --       --    40,000
                                                    -------  -------  -------
NET (DECREASE) INCREASE IN CASH....................    (264)     264     (299)
CASH AT BEGINNING OF YEAR..........................     264      --       299
                                                    -------  -------  -------
CASH AT END OF YEAR................................ $   --   $   264  $   --
                                                    =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Noncash financing activity:
  Capital contribution receivable from Allstate
   Life Insurance Company.......................... $20,000  $   --   $   --
                                                    =======  =======  =======

                       See notes to financial statements.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

1. GENERAL

BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of Glenbrook Life and Annuity Company (the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

  To conform with the 1996 presentation, certain items in the prior years' financial statements and notes have been reclassified.

NATURE OF OPERATIONS

  The Company markets interest-sensitive life insurance and various annuity products in the United States through banks and broker-dealers. Annuities include deferred annuities, such as variable annuities and fixed rate flexible premium annuities. The Company has entered into exclusive distribution arrangements with management investment companies to market its variable annuity contracts.

  Annuity and life insurance contracts issued by the Company are subject to discretionary withdrawal or surrender by the contractholder, subject to applicable surrender charges. These contracts are reinsured with ALIC (see
Note 3), which invests premiums and deposits to create cash flows that will fund future benefits and expenses. In order to support competitive credited rates, ALIC adheres to a basic philosophy of matching assets with related liabilities to limit interest rate risk, while maintaining adequate liquidity and a prudent and diversified level of credit risk.

  The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be proposed federal legislation and regulation which would allow banks greater participation in securities and insurance businesses, which could present an increased level of competition for sales of the Company's annuity contracts. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the market for these products.

  The Company is authorized to sell life and annuity products in all states except New York, as well as the District of Columbia. The top geographic locations for statutory premiums earned are Florida, California, Pennsylvania, Michigan, Oregon, Texas and Georgia for the year ended December 31, 1996. No other jurisdiction accounted for more than 5% of statutory premiums. All premiums and contract charges are ceded to ALIC under reinsurance agreements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

  Fixed income securities include bonds and mortgage-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses.

  Short-term investments are carried at cost which approximates fair value.

  Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                               ($ IN THOUSANDS)

RECOGNITION OF PREMIUM REVENUE AND CONTRACT CHARGES

  Revenues on interest-sensitive life insurance contracts are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on annuities, which are considered investment contracts, include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balances.

REINSURANCE

  The Company and ALIC entered into a reinsurance agreement effective on June 5, 1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. Contract charges and credited interest are ceded and shown net of such cessions in the statements of operations. Under the reinsurance agreement with ALIC, all premiums and deposits are transferred to ALIC. The amounts shown in the Company's statements of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreement. Reinsurance recoverable and contractholder funds are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

INCOME TAXES

  The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax regulations. Deferred income taxes also arise from unrealized capital gains or losses on fixed income securities carried at fair value.

SEPARATE ACCOUNTS

  During 1995, the Company began issuing flexible premium deferred variable annuity contracts, the assets and liabilities of which are legally segregated and shown in the accompanying statements of financial position as assets and liabilities of the Separate Accounts (Glenbrook Life and Annuity Company Variable Annuity Account and Glenbrook Life and Annuity Company Separate Account A), unit investment trusts registered with the Securities and Exchange Commission.

  Assets of the Separate Accounts, including the Company's ownership interest ("Participation"), are invested in funds of management investment companies and are carried at fair value. Unrealized gains and losses on the Company's Participation, net of deferred income taxes, is shown as a component of shareholder's equity. Investment income and realized capital gains and losses arising from the Participation are included in the Company's statements of operations. At December 31, 1996 and 1995, the Participation amounted to $12,130 and $10,530, respectively. The Company intends to liquidate its Participation during 1997.

  Investment income and realized capital gains and losses of the Separate Accounts, other than the portion related to the Participation, accrue directly to the contractholders and, therefore, are not included in the accompanying statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administrative fees and mortality and expense risk charges, which are ceded to ALIC.

CONTRACTHOLDER FUNDS

  Contractholder funds arise from the issuance of individual or group contracts that include an investment component, including most annuities and interest-sensitive life insurance. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Credited interest rates on contractholder funds ranged from 3.15% to 7.45% for those contracts with fixed interest rates and from 4.25% to 7.90% for those with flexible rates during 1996.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                               ($ IN THOUSANDS)

3. RELATED PARTY TRANSACTIONS

REINSURANCE

  Contract charges ceded to ALIC under reinsurance agreements were $4,254, $1,523 and $409 in 1996, 1995, and 1994, respectively. Credited interest, policy benefits and expenses ceded to ALIC amounted to $113,703, $71,905, and $26,177 in 1996, 1995, and 1994, respectively. Investment income earned on the assets which support contractholder funds is not included in the Company's financial statements as those assets are owned and managed by ALIC under the terms of the reinsurance agreements.

BUSINESS OPERATIONS

  The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $759, $348 and $271 in 1996, 1995 and 1994, respectively. Of these costs, the Company retains investment related expenses. All other costs are ceded to ALIC under reinsurance agreements.

LAUGHLIN GROUP

  Laughlin Group, Inc. ("Laughlin") is an indirect wholly owned subsidiary of ALIC. Laughlin markets certain of the Company's flexible premium deferred variable annuity contracts and flexible premium deferred fixed annuity contracts. Sales commissions paid to Laughlin and ceded to ALIC were $8,623 during 1996 and $3,439 subsequent to the Laughlin acquisition in September 1995. The Company had a receivable of $850 from Laughlin at December 31, 1996, which is included in net receivable from affiliates in the statements of financial position.

4. INVESTMENTS

FAIR VALUES

  The amortized cost, gross unrealized gains and losses and fair value for fixed income securities are as follows:

                                                   GROSS UNREALIZED
                                         AMORTIZED -------------------   FAIR
                                           COST     GAINS    (LOSSES)    VALUE
                                         --------- --------- ---------  -------
     AT DECEMBER 31, 1996
     U.S. government and agencies.......  $24,265  $   1,722   $    (3) $25,984
     Corporate..........................    6,970         96       (15)   7,051
     Mortgage-backed securities.........   15,690        664       --    16,354
                                          -------  ---------   -------  -------
       Total............................  $46,925  $   2,482   $   (18) $49,389
                                          =======  =========   =======  =======
     AT DECEMBER 31, 1995
     U.S. government and agencies.......  $24,722  $   3,470   $   --   $28,192
     Corporate..........................    1,304        120       --     1,424
     Mortgage-backed securities.........   18,086      1,113       --    19,199
                                          -------  ---------   -------  -------
       Total............................  $44,112  $   4,703   $   --   $48,815
                                          =======  =========   =======  =======

                      GLENBROOK LIFE AND ANNUITY COMPANY

                               ($ IN THOUSANDS)

SCHEDULED MATURITIES

  The scheduled maturities for fixed income securities at December 31, 1996 are as follows:

                                                              AMORTIZED  FAIR
                                                                COST     VALUE
                                                              --------- -------
     Due in one year or less.................................  $   --   $   --
     Due after one year through five years...................      --       --
     Due after five years through ten years..................   22,395   23,325
     Due after ten years.....................................    8,840    9,710
                                                               -------  -------
                                                                31,235   33,035
     Mortgage-backed securities..............................   15,690   16,354
                                                               -------  -------
       Total.................................................  $46,925  $49,389
                                                               =======  =======

  Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

NET INVESTMENT INCOME

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
     Fixed income securities........................... $ 3,478 $ 3,850 $ 1,984
     Short-term........................................     126     113      48
     Participation in Separate Accounts................     232      69     --
                                                        ------- ------- -------
       Investment income, before expense...............   3,836   4,032   2,032
       Investment expense..............................      62      36      15
                                                        ------- ------- -------
       Net investment income........................... $ 3,774 $ 3,996 $ 2,017
                                                        ======= ======= =======

PROCEEDS FROM SALES OF FIXED INCOME SECURITIES AND REALIZED CAPITAL GAINS

  There were no sales of investments in 1996 or 1994. In 1995, proceeds from sales of investments in fixed income securities were $7,836. These sales resulted in gross realized gains of $459 and related income taxes of $161.

UNREALIZED NET CAPITAL GAINS AND LOSSES

  Unrealized net capital gains and losses on fixed income securities and the Company's participation in the Separate Accounts included in shareholder's equity at December 31, 1996 are as follows:

                                                                      UNREALIZED
                                                    AMORTIZED  FAIR      NET
                                                      COST     VALUE    GAINS
                                                    --------- ------- ----------
     Fixed income securities.......................  $46,925  $49,389  $ 2,464
     Participation in Separate Accounts............   10,301   12,130    1,829
                                                     -------  -------  -------
       Total.......................................  $57,226  $61,519    4,293
                                                     =======  =======
     Deferred income taxes.........................                     (1,503)
                                                                       -------
     Unrealized net capital gains..................                    $ 2,790
                                                                       =======

                      GLENBROOK LIFE AND ANNUITY COMPANY

                               ($ IN THOUSANDS)

CHANGE IN UNREALIZED NET CAPITAL GAINS AND LOSSES

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1996     1995      1994
                                                   --------  -------  --------
     Fixed income securities...................... $ (2,239) $ 6,423  $ (2,786)
     Participation in Separate Accounts...........    1,368      461       --
     Deferred income taxes........................      304   (2,409)      975
                                                   --------  -------  --------
     Change in unrealized net capital gains and
      losses...................................... $   (567) $ 4,475  $ (1,811)
                                                   ========  =======  ========

SECURITIES ON DEPOSIT

  At December 31, 1996, fixed income securities with a carrying value of $9,105 were on deposit with regulatory authorities as required by law.

5. FINANCIAL INSTRUMENTS

  In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's assets (including reinsurance recoverable) and liabilities (including deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, including accrued investment income and cash, are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

FINANCIAL ASSETS

                                                      AT DECEMBER 31,
                                             ----------------------------------
                                                   1996              1995
                                             ----------------- ----------------
                                             CARRYING   FAIR   CARRYING  FAIR
                                              VALUE    VALUE    VALUE    VALUE
                                             -------- -------- -------- -------
     Fixed income securities................ $ 49,389 $ 49,389 $48,815  $48,815
     Short-term investments.................    1,287    1,287   2,102    2,102
     Separate Accounts......................  272,420  272,420  15,578   15,578

  Fair values for fixed income securities are based on quoted market prices. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value. Assets of the Separate Accounts are carried in the statements of financial position at fair value.

FINANCIAL LIABILITIES

                                                 AT DECEMBER 31,
                                   -------------------------------------------
                                           1996                  1995
                                   --------------------- ---------------------
                                    CARRYING     FAIR     CARRYING     FAIR
                                     VALUE      VALUE      VALUE      VALUE
                                   ---------- ---------- ---------- ----------
     Contractholder funds on
      investment contracts........ $2,059,642 $1,949,329 $1,340,925 $1,282,248
     Separate Accounts............    260,290    260,290      5,048      5,048

  The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Account liabilities are carried at the fair value of the underlying assets.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                               ($ IN THOUSANDS)

6. INCOME TAXES

  The Company will file a separate federal income tax return and is not a party to any tax sharing agreements in the current tax year.

  Prior to the Distribution, the Corporation and all of its domestic subsidiaries including the Company (the "Allstate Group") joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Company filed a separate return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Tax Sharing Agreement.

  The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Tax Sharing Agreement with respect to the Company's federal income tax liability.

  The Company will be eligible for inclusion in the consolidated federal income tax return of the Corporation and its subsidiaries in 1997.

  The components of the deferred income tax liability at December 31, 1996 and 1995 are as follows:

                                                                AT DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
     Unrealized net capital gains on fixed income securities... $ 1,503 $ 1,807
     Difference in tax bases of investments....................      25      21
                                                                ------- -------
       Total deferred liability................................ $ 1,528 $ 1,828
                                                                ======= =======

  The components of income tax expense are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1996     1995     1994
                                                      -------- --------  -------
     Current......................................... $  1,335 $  1,615  $  652
     Deferred........................................        4      (39)     71
                                                      -------- --------  ------
       Total income tax expense...................... $  1,339 $  1,576  $  723
                                                      ======== ========  ======

  The Company paid income taxes of $2,597, $874 and $57 in 1996, 1995 and 1994, respectively. The Company had income taxes payable of $653 and $1,637 at December 31, 1996 and 1995, respectively.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                               ($ IN THOUSANDS)

7. STATUTORY FINANCIAL INFORMATION

  The following tables reconcile net income and shareholder's equity as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                           NET INCOME
                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
     Balance per generally accepted accounting
      principles.................................... $ 2,435  $ 2,879  $ 1,294
       Deferred income taxes........................       4      (39)      71
       Unrealized gain on participation in Separate
        Accounts....................................   1,368      --       --
       Non-admitted assets and statutory reserves...     (50)    (171)     (80)
                                                     -------  -------  -------
     Balance per statutory accounting practices..... $ 3,757  $ 2,669  $ 1,285
                                                     =======  =======  =======

                                                       SHAREHOLDER'S EQUITY
                                                          AT DECEMBER 31,
                                                       ----------------------
                                                          1996        1995
                                                       ----------  ----------
     Balance per generally accepted accounting
      principles...................................... $   81,880  $   60,012
       Deferred income taxes..........................      1,528       1,828
       Unrealized gain/loss on fixed income
        securities....................................     (2,464)     (4,703)
       Non-admitted assets and statutory reserves.....     (3,751)     (1,419)
       Other..........................................     (1,499)     (1,413)
                                                       ----------  ----------
     Balance per statutory accounting practices....... $   75,694  $   54,305
                                                       ==========  ==========

PERMITTED STATUTORY ACCOUNTING PRACTICES

  The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Illinois Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus or risk-based capital.

DIVIDENDS

  The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by insurance companies without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 1997 without prior approval of the Illinois Department of Insurance is $7,359.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                            SCHEDULE IV--REINSURANCE
                                ($ IN THOUSANDS)

                                                            GROSS          NET
                                                            AMOUNT CEDED  AMOUNT
                                                            ------ ------ ------
YEAR ENDED DECEMBER 31, 1996
Life insurance in force.................................... $2,436 $2,436  $--
                                                            ====== ======  ====
Premiums and contract charges:
  Life and annuities....................................... $4,254 $4,254  $--
                                                            ====== ======  ====
                                                            GROSS          NET
                                                            AMOUNT CEDED  AMOUNT
                                                            ------ ------ ------
YEAR ENDED DECEMBER 31, 1995
Life insurance in force.................................... $1,250 $1,250  $--
                                                            ====== ======  ====
Premiums and contract charges:
  Life and annuities....................................... $6,571 $6,571  $--
                                                            ====== ======  ====
                                                            GROSS          NET
                                                            AMOUNT CEDED  AMOUNT
                                                            ------ ------ ------
YEAR ENDED DECEMBER 31, 1994
Life insurance in force.................................... $1,250 $1,250  $--
                                                            ====== ======  ====
Premiums and contract charges:
  Life and annuities....................................... $  409 $  409  $--
                                                            ====== ======  ====

                       GLENBROOK LIFE AND ANNUITY COMPANY

         FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 1997

                    GLENBROOK LIFE AND ANNUITY COMPANY

                     STATEMENTS OF FINANCIAL POSITION

                                                         MARCH 31,  DECEMBER 31,
                                                           1997         1996
                                                        ----------- ------------
($ IN THOUSANDS)
                                                        (UNAUDITED)
ASSETS
Investments
  Fixed income securities, at fair value (amortized
   cost $67,393 and $46,925)..........................  $   67,704   $   49,389
  Short-term..........................................       2,780        1,287
                                                        ----------   ----------
  Total investments...................................      70,484       50,676
Reinsurance recoverable from Allstate Life Insurance
 Company..............................................   2,212,158    2,060,419
Net receivable from affiliates........................          --       19,206
Other assets..........................................       2,509        2,049
Separate Accounts.....................................     343,099      272,420
                                                        ----------   ----------
    Total assets......................................  $2,628,250   $2,404,770
                                                        ==========   ==========
LIABILITIES
Contractholder funds..................................  $2,212,158   $2,060,419
Income taxes payable..................................       1,167          653
Deferred income taxes.................................         771        1,528
Net payable to affiliates.............................       1,953          --
Separate Accounts.....................................     330,925      260,290
                                                        ----------   ----------
    Total liabilities.................................   2,546,974    2,322,890
SHAREHOLDER'S EQUITY
Common stock, $500 par value, 4,200 shares authorized,
 issued, and outstanding..............................       2,100        2,100
Additional capital paid-in............................      69,641       69,641
Unrealized net capital gains..........................       1,378        2,790
Retained income.......................................       8,157        7,349
                                                        ----------   ----------
    Total shareholder's equity........................      81,276       81,880
                                                        ----------   ----------
    Total liabilities and shareholder's equity........  $2,628,250   $2,404,770
                                                        ==========   ==========


                       See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                            STATEMENTS OF OPERATIONS

                                      THREE
                                     MONTHS
                                      ENDED
                                    MARCH 31,
                                   -----------
                                    1997  1996
($ IN THOUSANDS)                   ------ ----
                                   (UNAUDITED)
REVENUES
Net investment income              $1,242 $923
Realized capital gains and losses       7  --
                                   ------ ----
INCOME BEFORE INCOME TAX EXPENSE    1,249  923
INCOME TAX EXPENSE                    441  329
                                   ------ ----
NET INCOME                         $  808 $594
                                   ====== ====



                       See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY

                            STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                             -----------------
                                                               1997     1996
($ IN THOUSANDS)                                             --------  -------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $    808  $   594
Adjustments to reconcile net income to net cash provided by
 operating activities
  Change in deferred income taxes..........................         3        3
  Realized capital gains and losses........................        (7)     --
  Changes in other operating assets and liabilities........     1,212      (71)
                                                             --------  -------
    Net cash provided by operating activities..............     2,016      526
                                                             --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Fixed income securities
  Investment collections...................................       523      430
  Investment purchases.....................................   (20,981)     --
Participation in Separate Accounts.........................       (65)     (52)
Change in short-term investments, net......................    (1,493)  (1,168)
                                                             --------  -------
    Net cash used in investing activities..................   (22,016)    (790)
                                                             --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution.......................................    20,000      --
                                                             --------  -------
    Net cash provided by financing activities..............    20,000      --
                                                             --------  -------
NET DECREASE INCREASE IN CASH..............................       --      (264)
CASH AT BEGINNING OF PERIOD................................       --       264
                                                             --------  -------
CASH AT END OF PERIOD......................................  $    --   $   --
                                                             ========  =======


                       See notes to financial statements.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of Glenbrook Life and Annuity Company (the "Company") a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company, a wholly owned subsidiary of The Allstate Corporation.

  The statements of financial position as of March 31, 1997, the statements of operations for the three-month periods ended March 31, 1997 and 1996, and the statements of cash flows for the three-month periods then ended are unaudited. The interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Glenbrook Life and Annuity Company Annual Report on Form 10-K for 1996. The results of operations for the interim period should not be considered indicative of results to be expected for the full year.

2. REINSURANCE

  The Company and ALIC entered into a reinsurance agreement effective June 5, 1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. Contract charges and credited interest are ceded and shown net of such cessions in the statements of operations. Under the reinsurance agreement with ALIC, all premiums and deposits are transferred to ALIC. The amounts shown in the Company's statements of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreement. Reinsurance recoverable and contractholder funds are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

  Contract charges ceded to ALIC under reinsurance agreements were $2.1 million for the three-month period ended March 31, 1997 and $597 thousand for the three-month period ended March 31, 1996. Credited interest, policy benefits and expenses ceded to ALIC amounted to $37.6 million and $25.2 million for the three-month periods ended March 31, 1997 and 1996, respectively. Investment income earned on the assets which support contractholder funds is not included in the Company's financial statements as those assets are owned and managed by ALIC under the terms of reinsurance agreements.

                                  APPENDIX A

                            MARKET VALUE ADJUSTMENT

  The Market Value Adjustment is based on the following:

  I = the Treasury Rate for a maturity equal to the Account's Guarantee
    Period for the week preceding the establishment of the Account.

  N = the number of whole and partial years from the date We receive the withdrawal or Death Benefit request, or from the Payout Start Date to the end of the Account's Guarantee Period; and

  J = the Treasury Rate for a maturity equal to the Account's Guarantee
    Period for the week preceding the receipt of the withdrawal request, death benefit request, or income payment request. If a note with a maturity of the original Guarantee Period is not available, a weighted average will be used.

  The Market Value Adjustment factor is determined from the following formula:

    .9 X (I - J) X N

  Any amount withdrawn in excess of the Free Withdrawal Amount will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                                 ILLUSTRATION

                      EXAMPLE OF MARKET VALUE ADJUSTMENT

  Purchase Payment: $10,000

  Guarantee Period: 5 years

  Guaranteed Interest Rate: 4.50%

  Full Withdrawal: End of Contract Year 3

  Note: This illustration assumes that premium taxes were not applicable.

EXAMPLE 1: (ASSUMES DECLINING INTEREST RATES)

  Step 1: Calculate Account Value at end of Contract Year 3:

      = 10,000.00 X (1.045)3 = $11,411.66

  Step 2: Calculate the Free Withdrawal Amount:

    Free Withdrawal Amount:

      = .10 X 10,000.00 = $1,000.00

  Step 3: Calculate the Withdrawal Charge:

      = .06 X (11,411.66 - 1,000) = $624.70

  Step 4: Calculate the Market Value Adjustment:

    I= 4.50%

    J= 4.20%

    N= 2 years (5 years - 3 years)

    Market Value Adjustment factor: .9 X (I - J) X N

      .9 X (.045 - .042) X 2 = .0054

    Market Value Adjustment = factor X amount subject to Market Value
  Adjustment:

      = .0054 X (11,411.66 - 1,000) = $56.22

  Step 5: Calculate the actual amount received by customers as a result of a full withdrawal at the end of Contract Year 3:

      = 11,411.66 - 624.70 + 56.22 = $10,843.18

EXAMPLE 2: (ASSUMES RISING INTEREST RATES)

  Step 1: Calculate Account Value at end of Contract Year 3:

      = 10,000.00 X (1.045)3 = $11,411.66

  Step 2: Calculate the Free Withdrawal Amount:

    Free Withdrawal Amount:

      = .10 X 10,000.00 = $1,000.00

  Step 3: Calculate the Withdrawal Charge:

      = .06 X (11,411.66 - 1,000) = $624.70

  Step 4: Calculate the Market Value Adjustment:

    I= 4.50%

    J= 4.80%

    N= 2 years (5 years - 3 years)

    Market Value Adjustment factor: .9 x (I-J) x N

      = .9 X (.045 - .048) X 2 = -.0054

    Market Value Adjustment = factor X amount subject to Market Value
  Adjustment:

      = - .0054 (11,411.66 - 1,000) = - $56.22

  Step 5: Calculate the net surrender value at end of Contract Year 3:

      = 11,411.66 - 624.70 - 56.22 = $11,730.74

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Pursuant to Item 511 of Regulation S-K, the Registrant hereby represents that the following expenses totaling approximately $65,215.15 will be incurred or are anticipated to be incurred in connection with the issuance and distribution of the securities to be registered: registration fees - $30,215.15; cost of printing and engraving - $17,000; legal fees - $15,000; and accounting fees - $3,000.
All amounts are estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-Laws of Glenbrook Life and Annuity Company ("Registrant") which are incorporated herein by reference as Exhibit (3), provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

  Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1)         Form of Underwriting Agreement*
(2)         None
(3)         (i) Articles of Incorporation*
            (ii) By-Laws*
(4) Form of Glenbrook Life and Annuity Company Flexible and Single Payment Deferred Annuity Contracts and Application*
(5)         Opinion of General Counsel re: Legality*
(6)         None
(7)         None
(8)         None
(9)         None
(10)        Reinsurance Agreement*
(11)        None
(12)        None
(14)        None

(15)        None
(16)        None
(21)        None
(23)        (i) Consent of Experts
            (ii) Consent of Counsel**
(24)        Powers of Attorney**
(25)        None
(26)        None
(27)        Financial Data Schedule***
(28)        None

* Previously filed in Form S-1 Registration Statement, File Number 333-07275, dated June 28, 1996, and incorporated by reference.

** Previously filed in Form S-1 Registration Statement, File Number 333-07275, dated April 1, 1997, and incorporated by reference.

*** Previously filed in Registrant's Form 10-K filed on March 31, 1997.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit ore proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, in the Township of Northfield State of Illinois, on the 12th day of May, 1997.

                                     GLENBROOK LIFE AND ANNUITY COMPANY
                                     (Registrant)

(SEAL)

Attest: /s/ BRENDA D. SNEED          By: /s/ MICHAEL J. VELOTTA
        ------------------------        -------------------------
        Brenda D. Sneed                        Michael J. Velotta
        Assistant Secretary and                Vice President, Secretary and
        Assistant General Counsel                General Counsel


  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 12th day of May, 1997.

*/LOUIS G. LOWER, II         Chairman of the Board of Directors and
--------------------           Chief Executive Officer
  Louis G. Lower, II           (Principal Executive Officer)

/s/ MICHAEL J. VELOTTA       Vice President, Secretary, General
----------------------         Counsel and Director
    Michael J. Velotta

*/PETER H. HECKMAN           President, Chief Operating Officer and
------------------             Director
  Peter H. Heckman

*/JOHN R. HUNTER             Director
----------------
  John R. Hunter

*/KEVIN R. SLAWIN            Vice President
-----------------              (Principal Financial Officer)
  Kevin R. Slawin

*/MARLA G. FRIEDMAN          Vice President
-------------------
  Marla G. Friedman

*/G. CRAIG WHITEHEAD         Senior Vice President and Director
--------------------
  G. Craig Whitehead

*/JAMES P. ZILS              Treasurer
---------------
  James P. Zils

*/CASEY J. SYLLA             Chief Investment Officer
----------------
  Casey J. Sylla

*/KEITH A. HAUSCHILDT        Assistant Vice President and Controller
---------------------          (Principal Accounting Officer)
  Keith A. Hauschildt

*/By Michael J. Velotta, pursuant to Power of Attorney, previously filed.

                               INDEX TO EXHIBITS


The following exhibits are filed herewith:

(1)    Form of Underwriting Agreement*
(2)    None
(3)    (i) Articles of Incorporation*
       (ii) By-Laws*
(4) Form of Glenbrook Life and Annuity Company Flexible and Single Payment Deferred Annuity Contracts and Application*
(5)    Opinion of General Counsel re: Legality*
(6)    None
(7)    None
(8)    None
(9)    None
(10)   Reinsurance Agreement*
(11)   None
(12)   None
(14)   None
(15)   None
(16)   None
(21)   None
(23)   (i) Consent of Experts

       (ii) Consent of Counsel**
(24)   Powers of Attorney**
(25)   None
(26)   None

(27)   Financial Data Schedule***
(28)   None

* Previously filed in Form S-1 Registration Statement, File Number 333-07275, dated June 28, 1996, and incorporated by reference.

** Previously filed in Form S-1 Registration Statement, File Number 333-07275, dated April 1, 1997, and incorporated by reference.

*** Previously filed in Registrant's Form 10-K filed on March 31, 1997.